UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 3, 2018
(Date of earliest event reported)

CELLECTAR BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-36598	04-3321804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3301 Agriculture Drive, Madison, Wisconsin 53716
(Address of principal executive offices)

(608) 441-8120
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities

In January 2018, Cellectar Biosciences, Inc. (the "Company") began implementing the shutdown of its manufacturing operations at the Company's headquarters in Madison, Wisconsin as part of its plan to transfer finished product manufacturing to a third party manufacturer with the capacity to provide FDA approved commercial grade and pivotal trial finished product. The Company also anticipates a reduction in its fixed costs and overall expenditures. It is anticipated that the shutdown will be completed in the first half of 2018.

On January 3, 2018, the Company notified affected employees of its plan to reduce its workforce by six positions. The workforce reduction will primarily occur in the quarter ending March 31, 2018.

The Company expects to record non-cash expenses of approximately $1.2 million in the quarter ended December 31, 2017 and cash costs of approximately $0.2 million during 2018 in connection with the shutdown. Non-cash expenses primarily include approximately $1.0 million for the write-down of leasehold improvements, approximately $0.2 million for the write-down of certain manufacturing equipment. Cash costs include approximately $0.1 million for employee-related severance costs, and approximately $0.1 million for shut down expenses and other related costs.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2018	CELLECTAR BIOSCIENCES, INC.

	By:	/s/ John P. Hamill
Name: John P. Hamill
Title: Interim Chief Financial Officer

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